As filed with the Securities and Exchange Commission on November 19, 2010
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
RUSH ENTERPRISES, INC.
(Exact name of registrant as specified in its charter)

Texas	74-1733016
(State or other jurisdiction of incorporation or organization)	(I.R.S Employer Identification No.)

555 IH 35 South, Suite 500
New Braunfels, Texas	78130
(Address of Principal Executive Offices)	(Zip Code)
Rush Enterprises, Inc. Deferred Compensation Plan
(Full title of the plan)
Steven L. Keller
Vice President and Chief Financial Officer
Rush Enterprises, Inc.
555 IH 35 South
New Braunfels, Texas 78130
(830) 626-5200
Copies to:

Daryl L. Lansdale, Jr.
Fulbright & Jaworski L.L.P.
300 Convent Street, Suite 2200
San Antonio, TX 78205
Telephone: (210) 270-9367
(Name, address, and telephone number, including area code, of agent for service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

		Proposed maximum
Title of securities to be	Amount to be	offering price	Proposed maximum	Amount of
registered	registered	per share	aggregate offering price	registration fee
Deferred Compensation Obligations	$15,000,000 (1)	100%	$15,000,000 (2)	$1,069.50

(1)
The deferred compensation obligations are unsecured obligations of Rush Enterprises, Inc. to pay deferred compensation in the future in accordance with the terms of the Rush Enterprises, Inc. Deferred Compensation Plan and are estimated to be in the amount of $15,000,000. Pursuant to Rule 416(c) under the Securities Act of 1933, this Registration Statement also covers an indeterminate amount of participants’ interests in the Plan.

(2)
Estimated solely for the purposes of determining the registration fee, in accordance with Rule 457(h)(1) under the Securities Act of 1933, based on the estimate of the amount of compensation to be deferred by participants.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The documents containing the information specified in Item 1 and Item 2 of Part I of Form S-8 are omitted from this filing in accordance with the introductory note to Part I of Form S-8. The documents containing the information specified in Part I will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
ITEM 3. Incorporation of Documents by Reference.
Rush Enterprises, Inc. (the “Company”) is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, in accordance therewith, files reports and other information with the Commission. The following documents, or portions thereof, filed by the Company with the Commission pursuant to the Exchange Act, are incorporated by reference in this Registration Statement:
(i)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, filed on March 12, 2010, File No. 000-20797;
(ii)	The Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2010, filed on May 10, 2010, File No. 000-20797;
(iii)	The Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2010, filed on August 9, 2010, File No. 000-20797;
(iv)	The Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2010, filed on November 9, 2010, File No. 000-20797;
(v)	The Company’s Current Reports on Form 8-K filed on March 10, March 25, May 21, May 26, June 18, September 1, September 10, November 12, and November 16, 2010, File No. 000-20797;
(vi)	All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2009 (other than those portions of Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, including any related exhibits, unless otherwise indicated therein), and all other reports filed by the Plan pursuant to Section 15(d) of the Exchange Act since December 31, 2009.
In addition to the foregoing, all documents subsequently filed by the Company and the Plan with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than those portions of Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, including any related exhibits, unless otherwise indicated therein), prior to the filing of a post-effective amendment which indicates that all securities offered under this Registration Statement have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part of this Registration Statement from the date of filing of such documents.

Any statement contained in a document incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that is also incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
ITEM 4. Description of Securities.
The securities being registered pursuant to the Rush Enterprises, Inc. Deferred Compensation Plan (the “Plan”) represent obligations (the “Obligations”) of the Company to pay deferred compensation to selected employees and directors in the future according to the terms of the Plan.
The Company may establish a “rabbi trust” to serve as a source of funds from which it can satisfy the Obligations. Assets of any rabbi trust will at all times be subject to the claims of the Company’s general creditors. Participants in the Plan will have no rights to any assets held by a rabbi trust, except as general creditors of the Company.
The Obligations are general unsecured obligations of the Company that are subject to the claims of its general creditors and rank equally with other unsecured and unsubordinated indebtedness of the Company outstanding from time to time. With respect to their recordkeeping account balances under the Plan, participants and their beneficiaries will be unsecured general creditors of the Company. The Plan is considered entirely unfunded for tax purposes.
The amount to be deferred by each participant in the Plan will be determined in accordance with the Plan based on the participant’s elections. Matching contributions by the Company to a participant’s recordkeeping account may also be made at the sole discretion of the Company. Amounts credited to a participant’s recordkeeping account will be credited with earnings in accordance with the deemed investment options selected by the participant from time to time pursuant to which deemed earnings or losses are credited or debited, as the case may be, to the participant’s account. Amounts credited to a participant’s recordkeeping account consisting of restricted stock unit grants or dividend equivalents paid on restricted stock unit grants shall be credited with the number of units that are equal to the number of full and fractional shares as could be purchased at fair market value on the first trading date preceding the date the participant elected the deferral to his recordkeeping account. Any dividends payable on shares of the Company’s common stock shall be credited to the participant’s account in an amount equal to that number of units equal to the number of full or fractional hypothetical shares in the participant’s recordkeeping account immediately prior to the record date for such dividend.
The Obligations are not convertible into any other security of the Company and there is no trading market for the Obligations.
The Obligations are payable upon a participant’s termination of employment, death or on the date(s) selected by a participant in accordance with the terms of the Plan, and are denominated and payable in cash, except for distributions from the participant’s restricted stock subaccount which shall be payable in whole shares of the Company’s common stock and in cash for fractional shares. The Company may also make a distribution upon an unforeseeable emergency with respect to a participant.

Except as set forth in the Plan with respect to the designation of beneficiaries, neither a participant nor any other person will have the right to transfer, alienate, or otherwise encumber the benefits under the Plan.
The Company reserves the right to amend, suspend, discontinue or terminate the Plan at any time, except that no such amendment, suspension, discontinuance or termination shall adversely affect the right of a participant with respect to the benefits payable under the Plan as of the date of such amendment, suspension, discontinuance or termination.
ITEM 5. Interest of Named Experts and Counsel.
The opinion of counsel regarding the validity of the deferred compensation obligations that may be issued under the Plan is provided by Fulbright & Jaworski L.L.P.
ITEM 6. Indemnification of Directors and Officers.
Article VIII of the Company’s Restated Articles of Incorporation (the “Restated Articles”) limits the liability of its directors. Specifically, Article VIII provides in part that:
A director shall not be liable to the Company or its shareholders for monetary damages for an act or omission in such director’s capacity as director, except for liability for (i) any breach of the director’s duty of loyalty to the Company or its shareholders, (ii) any act or omission not in good faith that constitutes a breach of duty of the director to the Company or any act or omission that involves intentional misconduct or a knowing violation of the law, (iii) any transaction from which the director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director’s office or (iv) any act or omission for which the liability of the director is expressly provided by statute. If either the Texas Business Corporation Act (the “TBCA”), the Texas Miscellaneous Corporation Laws Act (the “TMCLA”) or any other applicable Texas statute hereafter is amended to authorize the further elimination or limitation of the liability of the director, then the liability of a director of the Company, in addition to the limitation on liability provided in the Restated Articles, shall be limited to the fullest extent permitted by such amended act.
Article VIII of the Company’s Amended and Restated Bylaws provides for the indemnification of the Company’s directors and officers. Specifically, Article VIII provides in part that:
The Company hereby elects to and does hereby indemnify the following persons to the fullest extent permitted or required by the TBCA: (a) any person who is or was a director or officer of the Company, (b) any person who, while a director or officer of the Company, is or was serving at the request of the Company as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise and (c) any person who is not or was not a director or officer of the Company but who is or was serving at the request of the Company as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise. Such obligation to so indemnify and to so make such determinations may be specifically enforced by resort to any court of competent jurisdiction. Further, the Company shall pay or reimburse the reasonable expenses of such persons covered hereby in advance of the final disposition of any proceeding to the fullest extent permitted by the TBCA and subject to the conditions thereof. If the TBCA or any other applicable Texas statute is hereafter amended to authorize a corporation to further indemnify the above described persons, the Company shall, in addition to the indemnification provided herein, indemnify such persons to the fullest extent permitted or required under such amended act or statute.

On January 1, 2010, the TBCA and the TMCLA were repealed and all corporations incorporated under the laws of the State of Texas became subject to the Texas Business Organizations Code, as amended (the “TBOC”) which is the successor statute to the TBCA and the TMCLA. Chapter 8 of the TBOC permits the Company, in certain circumstances, to indemnify any present or former director, officer, employee or agent of the Company against judgments, penalties, fines, settlements and reasonable expenses incurred in connection with a proceeding in which any such person was, is or is threatened to be, made a party by reason of holding such office or position, but only to a limited extent for obligations resulting from a proceeding in which the person is found liable on the basis that a personal benefit was improperly received or in circumstances in which the person is found liable in a derivative suit brought on behalf of the Company.
The Company maintains Director and Officer Insurance and has entered into indemnity agreements with certain of its directors and officers (each, an “Indemnitee”). The indemnification agreement provides that the Company will (subject to certain exceptions) defend, hold harmless and indemnify the Indemnitee to the fullest extent permitted by law in connection with any proceeding covered by the indemnification agreement. The indemnification agreement also provides that the Company will, to the fullest extent permitted by law, advance all expenses incurred by an Indemnitee in connection with a proceeding covered by the indemnification agreement. A form of the indemnity agreement is filed as Exhibit 10.1 of the Company’s Current Report on Form 8-K, filed with the Commission on February 27, 2007.
ITEM 8. Exhibits.

Exhibit No.		Exhibit Description

4.1
Restated Articles of Incorporation of Rush Enterprises, Inc. (incorporated herein by reference to Exhibit 3.1 of the Company’s Quarterly Report on Form 10-Q (File No. 000-20797) for the quarter ended June 30, 2008)

4.2		Rush Enterprises, Inc. Amended and Restated Bylaws (incorporated herein by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K (File No. 000-20797) filed December 9, 2008)

4.3		Rush Enterprises, Inc. Deferred Compensation Plan (incorporated herein by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K (File No. 000-20797) filed November 12, 2010)

5.1	*	Opinion of Fulbright & Jaworski L.L.P.

23.1	*	Consent of Counsel (contained in Exhibit 5.1)

23.2	*	Consent of Ernst & Young LLP

24.1	*	Power of Attorney

*	Filed herewith

ITEM 9. Undertakings.
(a) The undersigned registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to the registration statement:
(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.
(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
(Remainder of Page Intentionally Left Blank)

SIGNATURES
The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Braunfels, State of Texas, on November 19, 2010.

RUSH ENTERPRISES, INC.
By:	/s/ Steven L. Keller
Steven L. Keller
Vice President and Chief Financial Officer
Pursuant to the requirements of the Securities Act of 1933 this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* W. Marvin Rush	Chairman of the Board and Director	November 19, 2010

/s/ W.M. “Rusty” Rush W.M. “Rusty” Rush	President, Chief Executive Officer and Director (Principal Executive Officer)	November 19, 2010

/s/ Steven L. Keller Steven L. Keller	Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	November 19, 2010

* Ronald J. Krause	Director	November 19, 2010

* Harold D. Marshall	Director	November 19, 2010

* Thomas A. Akin	Director	November 19, 2010

* James C. Underwood	Director	November 19, 2010

* Gerald R. Szczepanski	Director	November 19, 2010

* By:	/s/ Steven L. Keller Steven L. Keller
Attorney-in-Fact

The Plan. Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Braunfels, State of Texas, on November 19, 2010.

Rush Enterprises, Inc. Deferred Compensation Plan
By:	/s/ Steven L. Keller
Steven L. Keller
Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.		Exhibit Description

4.1
Restated Articles of Incorporation of Rush Enterprises, Inc. (incorporated herein by reference to Exhibit 3.1 of the Company’s Quarterly Report on Form 10-Q (File No. 000-20797) for the quarter ended June 30, 2008)

4.2		Rush Enterprises, Inc. Amended and Restated Bylaws (incorporated herein by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K (File No. 000-20797) filed December 9, 2008)

4.3		Rush Enterprises, Inc. Deferred Compensation Plan (incorporated herein by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K (File No. 000-20797) filed November 12, 2010)

5.1	*	Opinion of Fulbright & Jaworski L.L.P.

23.1	*	Consent of Counsel (contained in Exhibit 5.1)

23.2	*	Consent of Ernst & Young LLP

24.1	*	Power of Attorney

*	Filed herewith